Exhibit 99.2

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01, of Myrexis, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 11, 2013	XSTELOS HOLDINGS, INC.

	By:	/s/ Jonathan M. Couchman
Jonathan M. Couchman Chief Executive Officer

XSTELOS CORP.

	By:	/s/ Jonathan M. Couchman
Jonathan M. Couchman Chief Executive Officer